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                                                                    EXHIBIT 10.1

                      REAFFIRMATION OF SEPARATION AGREEMENT
                            AND RELEASE OF ALL CLAIMS

         This Reaffirmation of the Separation Agreement and Release of All Claims ("Reaffirmation") is entered into between Eugene Greutman ("Greutman") and Monroe Bank & Trust ("MBT").

                                    RECITALS

     A. Greutman and MBT entered into a Separation Agreement and Release of All Claims ("Agreement") dated November 25, 2002. A copy of the Agreement is attached as Attachment A.
     B. Pursuant to paragraph 4 of the Agreement, Greutman agreed to sign any other documents necessary to extend the provisions contained in the Agreement at or before his Resignation Date as identified and described in the Agreement.
     C. Greutman and MBT enter into this Reaffirmation as contemplated by paragraph 4 of the Agreement.
In consideration of the continuation of the Agreement, Greutman's continued relationship with MBT until his Resignation Date, and all other understandings, arrangements and other good and valuable consideration, Greutman hereby reaffirms his commitment to and desire to be subject to the terms and conditions set forth in the Agreement, including the release provisions set forth in paragraph 5 of the Agreement, and MBT hereby reaffirms its obligations as identified and described in the Agreement.


     Dated: May 7, 2003                             Eugene D. Greutman
                                                    ---------------------------
                                                    EUGENE GREUTMAN

     Dated: May 7, 2003                             MONROE BANK & TRUST

                                                    By: Ronald D. LaBeau
                                                    Its: Chairman & CEO


                 SEPARATION AGREEMENT AND RELEASE OF ALL CLAIMS

         This Separation Agreement and Release of All Claims ("Agreement") is entered into between Eugene Greutman ("Greutman") and Monroe Bank & Trust ("MBT").

                                    RECITALS

A. Greutman is currently an employee and appointed officer of MBT, and holds certain positions of appointment with MBT Financial Corp. and MBT Credit Company.

B. Greutman and MBT believe that it is in their mutual best interest that Greutman discontinue his current position and duties as the Senior Vice President of Finance for MBT, as well as his appointed positions with MBT Financial Corp. and MBT Credit Company, and that Greutman maintain only an employment position with MBT through May 12, 2003.

C. Greutman and MBT believe that it is in their mutual best interest that Greutman discontinue his employment and thereby resign from his employment with MBT effective the close of business May 12, 2003.

D. Greutman and MBT desire to enter into an agreement which describes the nature and circumstances of Greutman's remaining employment with MBT, and the circumstances controlling his eventual separation therefrom.

NOW, THEREFORE, in consideration of the agreements, understandings and arrangements set forth below, Greutman and MBT hereby agree to the following:

1. Greutman acknowledges and agrees that he will discontinue serving in the positions of Senior Vice President - Finance for MBT, Treasurer of MBT Financial Corp. and board member, Treasurer and Secretary of MBT Credit Company, effective the close of business December 31, 2002. From January


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     1, 2003, until the Resignation Date as identified in Paragraph 2 below,
     Greutman shall remain an employee of MBT in the position of Senior Vice President - Special Projects, and shall perform those duties and responsibilities which are specifically assigned to him by the President and CEO of MBT, in the manner and to the extent required. Greutman agrees to execute any and all documents necessary to effectuate the discontinuance of his positions, duties and responsibilities as Senior Vice President of Finance for MBT, Treasurer of MBT Financial Corp., and board member, Treasurer and Secretary of MBT Credit Company.
2. Greutman hereby resigns his employment with MBT effective the close of business May 12, 2003 ("Resignation Date").
3. Greutman further agrees that, up to and through the Resignation Date, Greutman will provide his full cooperation and assistance to MBT, MBT Financial Corp., MBT Credit Company, and all of their respective officers, employees, vendors, suppliers, clients, and customers in his capacity as an employee, including his full cooperation in bringing about a successful transfer of his duties and responsibilities as a Senior Vice President of Finance for MBT, Treasurer of MBT Financial Corp. and board member, Treasurer and Secretary of MBT Credit Company.
4. Greutman agrees to sign any other document(s) necessary to extend the provisions contained in this Agreement, including the release provisions contained in Paragraph 5 below, on or before the Resignation Date if and to the extent requested by MBT.
5. Greutman hereby releases and forever discharges MBT, its parent, affiliated and related companies, corporations and associations, and all of their respective present and former officers, directors, shareholders, agents, employees, servants, attorneys, representatives, predecessors, successors, and assigns from any and all known or unknown grievances, disputes, actions causes of action; claims relating to appointment, employment, reemployment, or reinstatement; claims at law or in equity, or sounding in contract (including breach of express or implied employment contract) or tort, arising under the common law, any federal, state or local statute or ordinance, including, but not limited to, Title VII of the Civil Rights Act of 1964, as amended (42 U.S.C.ss.2000e, et seq.), the Age Discrimination in Employment Act, as amended (29 U.S.C.ss.621 et seq.), the Elliott-Larsen Civil Rights Act (MCL 37.2101 et seq.), and any and all actions, charges, complaints or allegations which have been or could in the future be filed with the Michigan Department of Civil Rights, the Michigan Department of Industrial Services, the United States Equal Employment Opportunity Commission, the National Labor Relations Board, and any other local, state or federal administrative agency, which arise out of, or are connected with, in any way, the employment of Greutman with MBT, including his eventual separation therefrom.
6. Greutman, and any other person or entity acting on his behalf, agree that they will not, at any time, disclose the terms and conditions of this Agreement with any person or entity.
7. Notwithstanding the restrictions set forth in Paragraph 6, Greutman may disclose the terms and conditions of this Agreement to his attorneys, accountants, tax and financial advisors, the United States Internal Revenue Service, the Michigan Department of Treasury, or any other state or federal agency authorized by law to require such disclosure.
8. Greutman agrees to refrain from disclosing to any person or entity not employed with or affiliated with MBT any matters relating to the business of MBT including, but not limited to, all financial and other confidential information about or concerning MBT's clients, accounts, and customers. Greutman agrees to immediately return to MBT, all lists, documents, business plans, loan documents, and other types of records, and any copies thereof, which pertain to the business of MBT or any of its accounts, clients, or customers. This restriction shall not be interpreted so as to prohibit Greutman from discussing his professional experience and abilities with potential future employers.
9. Greutman acknowledges that MBT, and its officers and employees have developed and maintain well-respected reputations and valuable banking relationships with individuals and business organizations throughout the Monroe community. Greutman agrees to refrain from taking any actions or making any statements, oral or written, either during the remaining portion of his employment with MBT, or at any time following his separation from employment with MBT, which have the purpose or effect of injuring, or in any way detracting from the reputation of MBT, its officers and employees, and their relationships with others.
10. In consideration of the foregoing, MBT agrees to provide to or on behalf of Greutman the following:
          A. MBT agrees to continue Greutman's employment with MBT in the manner identified and described in Paragraph 1 above until the Resignation Date.
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          B.   MBT will provide Greutman, for his continued employment until the
               Resignation Date, the salary and benefits received by Greutman at the time Greutman signs this Agreement.
          C.   MBT shall pay to Greutman following the expiration of any seven
               (7) day revocation period contained in any documents signed by Greutman in accordance with Paragraph 4 above, or within seven
               (7) days of the Resignation Date, whichever last occurs, a lump sum equal to one (1) year of salary at the salary rate paid to Greutman at the time that Greutman signs this Agreement, less applicable withholding taxes and amounts.
          D.   MBT shall pay to Greutman a lump sum equal to five-twelfths
               (5/12) of the bonus amount which Greutman would have been paid under the Monroe Bank & Trust Incentive Plan for calendar year 2003, less applicable withholding taxes and amounts. Such amount shall be equal to fifty percent (50%) of Greutman's 2002 base salary with the assumption that MBT will meet its 2003 Incentive Plan goal. Such payment shall be made at the same time that the payment under paragraph 10 C is made.
11. Greutman acknowledges that, except for the consideration identified and described in Paragraph 10 above, all compensation and benefits to which Greutman is entitled as an active employee of MBT shall cease upon the Resignation Date. Notwithstanding the foregoing, nothing in this Agreement shall be interpreted so as to deny Greutman the right to receive any retirement or retirement-related benefits to which he is otherwise entitled.
12. Greutman agrees that he will not seek employment, reemployment, rehire or recall with MBT, or any of its subsidiaries, affiliated or related companies or corporations, after the Resignation Date.
13. This Agreement is signed by Greutman with the express understanding by Greutman of the following:
          A. Greutman acknowledges that he has been provided at least twenty-one (21) days in which to consider this Agreement before signing it. Greutman may elect to sign this Agreement without availing himself of the opportunity to consider its provisions for at least twenty-one (21) days. Greutman hereby acknowledges that if decision is to shorten the time for considering this Agreement, prior to signing it, that such decision is voluntary, and such decision is not induced by MBT through fraud, misrepresentation, or a threat to withdraw or alter the provisions set forth in this Agreement in the event Greutman elects to consider the agreement for at least twenty-one (21) days prior to signing it.
          B. Greutman acknowledges that he has had the right and benefit to consult with an attorney about the contents of this Agreement before signing it.
          C. Greutman understands that he may revoke this Agreement as it relates to any potential claim that could be brought or filed under the Age Discrimination in Employment Act, 29 U.S.C. ss.ss.621-634, within seven (7) days after the date on which he signs this Agreement, and that this Agreement, as it relates to such a claim, does not become effective until the expiration of the seven (7) day period. In the event that Greutman wishes to revoke this Agreement within the seven (7) day period, he must provide such revocation in writing to Barbara Dussia, Monroe Bank & Trust, 102 East Front Street, Monroe, MI, 48161.
          D. Greutman acknowledges and understands that he is receiving consideration under this Agreement which he would not be entitled to receive without having entered into this Agreement with MBT.
14. This Agreement sets forth the entire agreement entered into between Greutman and MBT as to the subject matters contained herein, and shall supersede any and all prior agreements or understandings entered into between the parties relating to the subject matters contained herein.
     Should any provision of this Agreement be declared illegal or unenforceable by any court of competent jurisdiction, and which cannot be modified to be enforceable, such provision shall immediately become null and void, leaving the remaining provisions of this Agreement to be in full force and effect.
15. This Agreement shall be interpreted pursuant to the laws of the State of Michigan and shall be binding upon and shall inure to the benefit of the parties herein, their respective successors and assigns.

         Dated: November 25, 2002                      Eugene D. Greutman
                                                       EUGENE GREUTMAN

                                                       MONROE BANK & TRUST
                                                       By: Ronald D. LaBeau
                                                       Its: President & CEO